Exhibit 99.1

Contact: Mike Drickamer

Director, Investor Relations

Patterson-UTI Energy, Inc.

(281) 765-7170

Patterson-UTI Energy Reports Financial Results for Three and Six

Months Ended June 30, 2016

HOUSTON, Texas – July 28, 2016 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2016. The Company reported a net loss of $85.9 million, or $0.58 per share, for the second quarter of 2016, compared to a net loss of $19.0 million, or $0.13 per share, for the quarter ended June 30, 2015. Revenues for the second quarter of 2016 were $194 million, compared to $473 million for the second quarter of 2015.

For the six months ended June 30, 2016, the Company reported a net loss of $156 million, or $1.06 per share, compared to a net loss of $9.9 million, or $0.07 per share, for the six months ended June 30, 2015. Revenues for the six months ended June 30, 2016, were $463 million, compared to $1.1 billion for the same period in 2015.

Andy Hendricks, Patterson-UTI’s Chief Executive Officer, stated, “In contract drilling, our rig count during the second quarter averaged 55 rigs in the United States and less than one rig in Canada, compared to the first quarter average of 71 rigs in the United States and three rigs in Canada. Activity levels stabilized for both our drilling and pressure pumping businesses during the second quarter. Since reaching a bottom in late-April of 52 rigs, our rig count in the United States has improved to 58 rigs. For the month of July, we expect our average rig count will be 56 rigs in the United States and two rigs in Canada.”

Mr. Hendricks added, “We recognized $5.4 million of revenues related to early contract terminations in our drilling business during the second quarter. These early termination revenues positively impacted our total average rig revenue per day of $23,070 by $1,080. Excluding early termination revenue from both the first and second quarters, total average rig revenue per day during the second quarter would have been $21,980 compared to $22,820 in the first quarter.

“Total average rig operating costs per day during the second quarter increased to $12,770 from $12,150 in the first quarter. Costs associated with preparing rigs for reactivation contributed to this increase. Total average rig margin per day, excluding the positive impact from early termination revenues in both the first and second quarters, decreased to $9,210 during the second quarter, from $10,660 during the first quarter.

“As of June 30, 2016, we had term contracts for drilling rigs providing for approximately $507 million of future dayrate drilling revenue. Based on contracts currently in place, we expect an average of 45 rigs operating under term contracts during the third quarter, and an average of 42 rigs operating under term contracts during the second half of 2016.

“In pressure pumping, activity stabilized during the second quarter, but pricing remains unsustainably low. In this low price environment, we continue to be disciplined in the use of our assets, and we have not activated idle spreads. With the lower activity, pressure pumping revenues decreased by 23% to $74.0 million from $96.3 million in the first quarter. Gross margin as a percentage of revenues decreased to 6.0% during the second quarter from 8.8% in the first quarter. Pressure pumping Adjusted EBITDA was $1.4 million in the second quarter compared to $5.6 million in the first quarter,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI, stated, “During the second quarter, activity stabilized in both our drilling and pressure pumping businesses as commodity prices improved. We are encouraged by the recent increase in our rig count and optimistic about a continued recovery in the U.S. rig count, assuming commodity prices remain at or above recent levels.

“During a recovery, our operational focus shifts as we scale the Company to higher activity levels, but our priorities remain the same – operational execution, maximizing margins, and maintaining financial flexibility. We are well positioned for a cyclical recovery with both high quality drilling rigs and pressure pumping equipment that are ready to be reactivated, as well as the financial position necessary to cover reactivation costs and increases in working capital.

“As previously announced, to further solidify our financial position, we recently amended our bank credit agreement to, among other things, extend the maturity of our revolving credit facility by 18 months to March 2019. Additionally, we repaid the entire $230 million of bank term loans outstanding as of June 30, 2016 using cash on hand and $70 million drawn from the revolving credit facility. As a result, we believe we have ample liquidity to finance working capital requirements during a recovery. Additionally, we have reduced our pro forma debt to total capital ratio at June 30, 2016 to 22%, reduced future interest expense, effectively eased our ability to pay future dividends, and we no longer have any term debt maturities until October 2020,” he concluded.

The Company declared a quarterly dividend on its common stock of $0.02 per share, to be paid on September 22, 2016, to holders of record as of September 8, 2016.

All references to “per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2016, is scheduled for today, July 28, 2016, at 9:00 a.m. Central Time. The dial-in information for participants is 866-841-7265 (Domestic) and 704-908-0463 (International). The passcode for both numbers is 13110301. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. A replay of the conference call will be on the Company’s website for two weeks.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC and its subsidiaries operate land-based drilling rigs in oil and natural gas producing regions of the continental United States and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Location information about the Company’s drilling rigs and their individual inventories is available through the Company’s website at www.patenergy.com.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, volatility in customer spending and in oil and natural gas prices, which could adversely affect demand for our services and their associated effect on rates, utilization, margins and planned capital expenditures; global economic conditions; excess availability of land drilling rigs and pressure pumping equipment, including as a result of low commodity prices, reactivation or construction; liabilities from operations; decline in, and ability to realize, backlog; equipment specialization and new technologies; adverse industry conditions; adverse credit and equity market conditions; difficulty in building and deploying new equipment; difficulty in integrating acquisitions; shortages, delays in delivery and interruptions of supply of equipment, supplies and materials; weather; loss of, or reduction in business with, key customers; legal proceedings; ability to effectively identify and enter new markets; governmental regulation; and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES	$193,907	$472,761	$462,846	$1,130,460
COSTS AND EXPENSES
Direct operating costs	134,999	299,383	305,800	727,716
Depreciation, depletion, amortization and impairment	170,975	181,924	347,745	357,306
Selling, general and administrative	17,087	19,216	35,059	39,753
Other operating (income) expense, net	(4,822)	(2,998)	(6,167)	6,346

Total costs and expenses	318,239	497,525	682,437	1,131,121

OPERATING LOSS	(124,332)	(24,764)	(219,591)	(661)

OTHER INCOME (EXPENSE)
Interest income	100	318	210	601
Interest expense	(10,678)	(9,249)	(21,478)	(17,790)
Other	17	—	33	—

Total other expense	(10,561)	(8,931)	(21,235)	(17,189)

LOSS BEFORE INCOME TAXES	(134,893)	(33,695)	(240,826)	(17,850)
INCOME TAX BENEFIT	(49,027)	(14,720)	(84,457)	(8,000)

NET LOSS	$(85,866)	$(18,975)	$(156,369)	$(9,850)

NET LOSS PER COMMON SHARE
Basic	$(0.58)	$(0.13)	$(1.06)	$(0.07)

Diluted	$(0.58)	$(0.13)	$(1.06)	$(0.07)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING
Basic	145,944	145,300	145,857	145,142

Diluted	145,944	145,300	145,857	145,142

CASH DIVIDENDS PER COMMON SHARE	$0.02	$0.10	$0.12	$0.20

PATTERSON-UTI ENERGY, INC.

Additional Financial and Operating Data

(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Contract Drilling:
Revenues	$115,235	$288,321	$283,894	$689,799
Direct operating costs	$63,803	$153,848	$144,701	$366,658
Margin (1)	$51,432	$134,473	$139,193	$323,141
Selling, general and administrative	$1,479	$1,420	$3,237	$2,858
Depreciation, amortization and impairment	$120,402	$123,627	$241,501	$242,459
Operating income (loss)	$(70,449)	$9,426	$(105,545)	$77,824
Operating days – United States	4,960	11,064	11,385	25,891
Operating days – Canada	36	147	268	840
Operating days – Total	4,996	11,211	11,653	26,731
Average revenue per operating day – United States	$23.02	$25.78	$24.29	$25.84
Average direct operating costs per operating day – United States	$12.43	$13.48	$12.10	$13.50
Average margin per operating day – United States (1)	$10.59	$12.30	$12.19	$12.34
Average rigs operating – United States	55	122	63	143
Average revenue per operating day – Canada	$28.92	$20.72	$27.39	$24.88
Average direct operating costs per operating day – Canada	$59.44	$31.69	$25.84	$20.54
Average margin per operating day – Canada (1)	$(30.53)	$(10.97)	$1.55	$4.33
Average rigs operating – Canada	0	2	1	5
Average revenue per operating day – Total	$23.07	$25.72	$24.36	$25.81
Average direct operating costs per operating day – Total	$12.77	$13.72	$12.42	$13.72
Average margin per operating day – Total (1)	$10.29	$11.99	$11.94	$12.09
Average rigs operating – Total	55	123	64	148
Capital expenditures	$16,570	$153,940	$28,450	$311,362
Pressure Pumping:
Revenues	$73,950	$176,624	$170,263	$426,345
Direct operating costs	$69,546	$142,756	$157,359	$355,481
Margin (2)	$4,404	$33,868	$12,904	$70,864
Selling, general and administrative	$3,029	$4,351	$5,918	$9,444
Depreciation, amortization and impairment	$47,400	$48,261	$96,970	$95,180
Operating loss	$(46,025)	$(18,744)	$(89,984)	$(33,760)
Fracturing jobs	74	148	157	364
Other jobs	172	535	330	1,153
Total jobs	246	683	487	1,517
Average revenue per fracturing job	$976.30	$1,148.39	$1,058.99	$1,118.41
Average revenue per other job	$9.91	$12.45	$12.13	$16.69
Average revenue per total job	$300.61	$258.60	$349.62	$281.04
Average costs per total job	$282.71	$209.01	$323.12	$234.33
Average margin per total job (2)	$17.90	$49.59	$26.50	$46.71

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Margin as a percentage of revenues (2)	6.0%	19.2%	7.6%	16.6%
Capital expenditures and acquisitions	$11,780	$64,009	$19,332	$139,819
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$4,056	$7,091	$7,413	$12,955
Revenues – Natural gas and liquids	$666	$725	$1,276	$1,361
Revenues – Total	$4,722	$7,816	$8,689	$14,316
Direct operating costs	$1,650	$2,779	$3,740	$5,577
Margin (3)	$3,072	$5,037	$4,949	$8,739
Depletion	$1,805	$4,607	$4,336	$9,507
Impairment of oil and natural gas properties	$—	$4,061	$2,201	$7,425
Operating income (loss)	$1,267	$(3,631)	$(1,588)	$(8,193)
Capital expenditures	$1,692	$3,612	$3,220	$11,204
Corporate and Other:
Selling, general and administrative	$12,579	$13,445	$25,904	$27,451
Depreciation	$1,368	$1,368	$2,737	$2,735
Other operating (income) expense, net	$(4,822)	$(2,998)	$(6,167)	$6,346
Capital expenditures	$491	$606	$832	$1,248
Total capital expenditures	$30,533	$222,167	$51,834	$463,633

(1)	For Contract Drilling, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Average margin per operating day is defined as margin divided by operating days.
(2)	For Pressure Pumping, margin is defined as revenues less direct operating costs and excludes depreciation, amortization and impairment and selling, general and administrative expenses. Total average margin per job is defined as margin divided by total jobs. Margin as a percentage of revenues is defined as margin divided by revenues.
(3)	For Oil and Natural Gas Production and Exploration, margin is defined as revenues less direct operating costs and excludes depletion and impairment.

	June 30,	December 31,
Selected Balance Sheet Data (unaudited, dollars in thousands):	2016	2015
Cash and cash equivalents	$209,627	$113,346
Current assets	$455,723	$486,536
Current liabilities	$291,986	$307,649
Working capital	$163,737	$178,887
Current portion of long-term debt	$85,721	$63,267
Borrowings under revolving credit facility	$—	$—
Other long-term debt	$741,169	$787,900

PATTERSON-UTI ENERGY, INC.

Non-U.S. GAAP Financial Measures

(unaudited, dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA)(1):
Net loss	$(85,866)	$(18,975)	$(156,369)	$(9,850)
Income tax benefit	(49,027)	(14,720)	(84,457)	(8,000)
Net interest expense	10,578	8,931	21,268	17,189
Depreciation, depletion, amortization and impairment	170,975	181,924	347,745	357,306

Adjusted EBITDA	$46,660	$157,160	$128,187	$356,645

Total revenue	$193,907	$472,761	$462,846	$1,130,460
Adjusted EBITDA margin	24.1%	33.2%	27.7%	31.5%
Adjusted EBITDA by operating segment:
Contract drilling	$49,953	$133,053	$135,956	$320,283
Pressure pumping	1,375	29,517	6,986	61,420
Oil and natural gas	3,072	5,037	4,949	8,739
Corporate and other	(7,740)	(10,447)	(19,704)	(33,797)

Consolidated Adjusted EBITDA	$46,660	$157,160	$128,187	$356,645

(1)	Adjusted EBITDA is not defined by accounting principles generally accepted in the United States of America (“U.S. GAAP”). We present Adjusted EBITDA (a non-U.S. GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. Adjusted EBITDA should not be construed as an alternative to the U.S. GAAP measure of net income (loss).

PATTERSON-UTI ENERGY, INC.

Impact of Early Termination Revenues

(unaudited, dollars in thousands)

	2016
	Second	First
	Quarter	Quarter
Contract drilling revenues	$115,235	$168,659
Operating days - Total	4,996	6,657
Average revenue per operating day - Total	$23.07	$25.34
Early termination revenues - Total	$5,419	$16,776
Early termination revenues per operating day - Total	$1.08	$2.52
Average revenue per operating day excluding early termination revenues - Total	$21.98	$22.82
Direct operating costs - Total	$63,803	$80,898
Average direct operating costs per operating day - Total	$12.77	$12.15
Average margin per operating day excluding early termination revenues - Total	$9.21	$10.66

PATTERSON-UTI ENERGY, INC.

Pressure Pumping Margin and Adjusted EBITDA

(unaudited, dollars in thousands)

	2016	2016
	Second	First
	Quarter	Quarter
Pressure pumping revenues	$73,950	$96,313
Direct operating costs	69,546	87,813

Margin	4,404	8,500
Selling, general and administrative	3,029	2,889

Adjusted EBITDA	$1,375	$5,611

Margin as a percentage of revenues	6.0%	8.8%

PATTERSON-UTI ENERGY, INC.

Pro Forma Debt to Total Capital Ratio

(unaudited, dollars in thousands)

		Repayment of	Revolver
	June 30, 2016	Term Loans	Borrowing	Pro Forma
Current portion of long-term debt (excluding debt issuance cost)	$86,250	$(86,250)	$—	$—
Long-term debt (excluding debt issuance cost)	743,750	(143,750)	70,000	670,000

Total debt	830,000	(230,000)	70,000	670,000
Total stockholders’ equity	2,401,830	—	—	2,401,830

Total capital	$3,231,830	$(230,000)	$70,000	$3,071,830

Debt to total capital ratio	26%			22%